As filed with the Securities and Exchange Commission on December 3, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Windstream Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-0792300 (I.R.S. Employer Identification No.)

4001 Rodney Parham Road

Little Rock, Arkansas 72212-2442

(501) 748-7000

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

John P. Fletcher, Esq.

Executive Vice President and General Counsel

Windstream Corporation

4001 Rodney Parham Road

Little Rock, Arkansas 72212-2442

(501) 748-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Steven M. Baumer, Esq.

Robert J. Endicott, Esq.

Bryan Cave LLP

211 North Broadway, Suite 3600

St. Louis, MO 63102

(314) 259-2000

Fax: (314) 259-2020

Approximate date of commencement of proposed sale of the securities to the public: From time to time, after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company) ☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.0001 per share	20,559,351	$13.015	$267,579,953.27	$19,078.45

(1)	In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low prices of the Registrant’s shares of common stock as reported on the NASDAQ Global Select Market on November 30, 2010.

PROSPECTUS

WINDSTREAM CORPORATION

20,559,351 SHARES OF COMMON STOCK

This prospectus relates to the offer and sale from time to time by the selling stockholders identified in this prospectus of up to 20,559,351 shares of common stock, par value of $0.0001 per share, of Windstream Corporation. The shares offered under this prospectus by the selling stockholders were issued to the selling stockholders by us in connection with our acquisition of Q-Comm Corporation, as further described in this prospectus under the heading “Selling Stockholders.”

We will not receive any of the proceeds from the sale of shares by the selling stockholders, but we will incur expenses in connection with the offering. See the “Use of Proceeds” section in this prospectus.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “WIN.” The last reported sale price of our common stock on December 2, 2010 was $13.45 per share.

The selling stockholders may, from time to time, offer and sell or otherwise dispose of any or all of the shares of common stock described in this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices, and may be to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The selling stockholders will bear all discounts, concessions, commissions and similar expenses, if any, attributable to the sale of the shares. We will bear all other costs, expenses, and fees in connection with the registration of the shares. See the “ Plan of Distribution” section in this prospectus for more information about how the selling stockholders may sell or dispose of their shares of common stock.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning at page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 3, 2010.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, the selling stockholders may sell shares of our common stock, par value of $0.0001 per share, from time to time in one or more offerings. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the shares, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” below.

We have not, and the selling stockholders have not, authorized anyone to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any applicable prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any applicable prospectus supplement. The information contained in this prospectus or a prospectus supplement or amendment, or incorporated herein or therein by reference, is accurate only as of the date of this prospectus or prospectus supplement or amendment, as applicable, regardless of the time of delivery of this prospectus or prospectus supplement or amendment, as applicable, or of any sale of the shares and you should not assume otherwise.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “we,” “our,” “us,” “the Company” or similar references refer to Windstream Corporation and its consolidated subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in or incorporated by reference in this prospectus or any prospectus supplement include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this prospectus, any prospectus supplement or incorporated by reference that are not historical facts are identified as “forward-looking statements” for the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). Forward-looking statements include, but are not limited to, statements about expected rates of loss of voice lines or intercarrier compensation, expected increases in high-speed Internet and business data connections, our expected ability to fund operations, capital expenditures and certain debt maturities from cash flows from operations, expected synergies and other benefits from completed and pending acquisitions and the expected timing and amount of contributions to our pension plan. Forward-looking statements are subject to uncertainties that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs, and assumptions that we believe are reasonable but are not guarantees of future events and results. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and

“should,” and variations of these words and similar expressions, are intended to identify these forward-looking statements. Actual future events and our results may differ materially from those expressed in these forward-looking statements as a result of a number of important factors.

Factors that could cause actual results to differ materially from those contemplated in our forward-looking statements include, among others:

•	further adverse changes in economic conditions in the markets served by us;

•	the extent, timing and overall effects of competition in the communications business;

•	the risks associated with the integration of acquired businesses or the ability to realize anticipated synergies, cost savings and growth opportunities;

•	continued voice line loss;

•	the impact of new, emerging or competing technologies;

•	the adoption of inter-carrier compensation and/or universal service reform proposals by the Federal Communications Commission or Congress that results in a significant loss of our revenue;

•

for our competitive local exchange carrier (“CLEC”) operations, adverse effects on the availability, quality of service and price of facilities and services provided by other incumbent local exchange carriers on which our CLEC services depend;

•	the availability and cost of financing in the corporate debt markets;

•	the potential for adverse changes in the ratings given to our debt securities by nationally accredited ratings organizations;

•	the effects of federal and state legislation, and rules and regulations governing the communications industry;

•	material changes in the communications industry that could adversely affect vendor relationships with equipment and network suppliers and customer relationships with wholesale customers;

•	unfavorable results of litigation;

•	unfavorable rulings by state public service commissions in proceedings regarding universal service funds, inter-carrier compensation or other matters that could reduce revenues or increase expenses;

•	the effects of work stoppages;

•	the impact of equipment failure, natural disasters or terrorist acts;

•	earnings on pension plan investments significantly below our expected long term rate of return for plan assets; and

•

the factors set forth under “Risk Factors” in this prospectus and other factors described in our filings with the SEC, including under the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K for the fiscal year December 31, 2009 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2010, each of which is incorporated by reference herein.

We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the section entitled “Risk Factors,” and the documents that we incorporate by reference into this prospectus, before making an investment decision.

ABOUT WINDSTREAM CORPORATION

Business Overview

We are one of the largest providers of telecommunications services in rural communities in the United States, and are a customer-focused telecommunications company that provides phone, high-speed Internet and digital television services. We also offer a wide range of IP-based voice and data services and advanced phone systems and equipment to businesses and government agencies. As of September 30, 2010, we served approximately 3.3 million access lines and 1.3 million high-speed Internet customers located primarily in rural areas across 23 states.

Our telecommunications services are offered in the following 23 states: Alabama, Arkansas, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Minnesota, Mississippi, Missouri, Nebraska, New Mexico, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, and Texas.

As of September 30, 2010, we had approximately 3.3 million access lines, approximately 1.3 million high-speed Internet customers and approximately 433,000 digital satellite television customers. For the twelve months ended September 30, 2010, we generated revenues of approximately $3,485.4 million, operating income of approximately $1,005.7 million and net income of approximately $313.8 million.

For a further discussion of our business, we urge you to read our Form 10-K and Forms 10-Q, incorporated by reference herein. See “Where You Can Find More Information” below.

Recent Developments

On December 2, 2010, Windstream closed the previously announced acquisition of Q-Comm Corporation (“Q-Comm”), a privately held regional fiber transport and competitive local exchange carrier. This acquisition provided the Company with increased scale and business revenues, as well as the opportunity for operating synergies with contiguous Windstream markets. Under the terms of the merger agreement, the Company paid approximately $279 million in cash and issued 20.6 million shares of Windstream common stock valued at $273 million based on Windstream’s closing share price of $13.24 on December 1, 2010 to acquire all of the issued and outstanding shares of Q-Comm common stock. The Company also repaid $266 million in outstanding indebtedness of Q-Comm. The transaction includes Q-Comm’s wholly-owned subsidiaries Kentucky Data Link, Inc. (“KDL”), a fiber services provider in 23 states, and Norlight, Inc. (“Norlight”), a competitive local exchange carrier serving approximately 5,500 business customers.

On December 1, 2010, Windstream closed the previously announced acquisition of Hosted Solutions Acquisition, LLC (“Hosted Solutions”) from ABRY Partners in an all-cash transaction valued at $310.0 million. Windstream financed the transaction through cash reserves and revolving credit capacity. Hosted Solutions, based in Raleigh, N.C., is a leading regional data center and managed hosting provider focused on enterprise-class Infrastructure as a Service (IaaS) solutions (managed hosting, managed services, colocation, cloud computing and bandwidth) for small and medium-sized business customers as well as large enterprises. This acquisition provided Windstream with five state-of-the-art SAS 70 Type II certified data centers in Raleigh, N.C.; Charlotte, N.C., and Boston which serve more than 600 customers. Windstream now operates a total of 12 data centers across the country.

Additional Information

Our principal executive offices are located at 4001 Rodney Parham Road, Little Rock, Arkansas 72212-2442. Our telephone number is (501) 748-7000. Our internet address is windstream.com. Information on, or accessible through, our website is not part of or incorporated by reference into this prospectus.

THE OFFERING

Shares being offered:	Up to an aggregate of 20,559,351 shares of our common stock may be sold by selling stockholders from time to time, as discussed in “Plan of Distribution” below.

Selling stockholders:	The selling stockholders are set forth in the section entitled “Selling Stockholders” of this prospectus.

Use of proceeds:	We will not receive any of the proceeds from the sale of shares by the selling stockholders.

Risk factors:	An investment in our common stock involves risks. Before making an investment in our common stock, you should carefully review the “Risk Factors” section of this prospectus, as well as the other documents incorporated by reference into this prospectus.

Listing:	Our common stock is listed on the NASDAQ Global Select Market under the symbol “WIN.”

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009, in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, 2010, and in the other documents incorporated by reference into this prospectus (which risk factors are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Where You Can Find More Information” below.

USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being registered for the account of the selling stockholders. We will not receive any of the proceeds from the sale of these shares but we will incur expenses in connection with this offering. We will pay all expenses of the registration and qualification of the shares of common stock other than selling commissions and fees and stock transfer taxes. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions, agent’s commissions or other similar fees.

DESCRIPTION OF OUR COMMON STOCK

The following information describes our common stock and provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws. This description is only a summary and does not purport to be complete. For information on how you can obtain those documents, see “Where You Can Find More Information” below.

General

We are authorized to issue 1,000,000,000 shares of common stock, par value $.0001 per share.

Holders of our common stock have one vote per share on matters submitted to a vote of the stockholders. Holders of our common stock will be entitled to receive dividends ratably, on a per share basis, if any, as may be declared by our Board of Directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon liquidation, dissolution or winding up of Windstream, the holders of our common stock will be entitled to receive ratably, on a per share basis, our net assets available after the payment or provision for payment of all debts and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provisions.

To the greatest extent permitted by applicable Delaware law, our shares of common stock will be uncertificated, and transfer will be reflected by book entry.

All rights, preferences and privileges of holders of our common stock stated in this summary are subject to the rights of holders of shares of any series of preferred stock, which our Board of Directors is authorized to designate and issue in the future without further stockholder approval.

Delaware Anti-Takeover Statute

Section 203 of the Delaware General Corporate Law (the “DGCL”) restricts business combinations with certain interested stockholders (defined generally under the DGCL to include a person or entity who beneficially owns or acquires 15% or more of a Delaware corporation’s voting stock, or any entity or person affiliated with or controlling or controlled by such entity or person, hereinafter a “Section 203 Interested Stockholder”). Section 203, which applies to us, prohibits business combination transactions between a publicly held Delaware corporation and any Section 203 Interested Stockholder for a period of three years after the time on which the Section 203 Interested Stockholder became an interested stockholder unless: (a) prior to that time, the corporation’s Board of Directors approved either the proposed business combination or the transaction which resulted in the Section 203 Interested Stockholder becoming an interested stockholder; (b) upon consummation of the transaction which resulted in the Section 203 Interested Stockholder becoming an interested stockholder, the Section 203 Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers; and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (c) on or subsequent to such time, the business combination is approved by the corporation’s Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the Section 203 Interested Stockholder.

Certificate of Incorporation and By-laws

Provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws may have the effect of discouraging certain transactions that may result in a change in control of our company. Some of these provisions provide that stockholders do not have the power to call a special meeting, cannot act by written consent and impose advance notice requirements and procedures with respect to stockholder proposals and the nomination of candidates for election as directors. Our Amended and Restated Certificate of Incorporation allows us to issue shares of preferred stock (see “Blank Check Preferred Stock” below) or common stock without any action by stockholders. Our Amended and Restated Certificate of Incorporation also provides that our directors and officers are indemnified by us to the fullest extent permitted by applicable law pursuant to our Amended and Restated Certificate of Incorporation. These provisions may make it more difficult for stockholders to take specific corporate actions and may make it more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

Blank Check Preferred Stock

As discussed above, our Amended and Restated Certificate of Incorporation authorizes the issuance of up to 200,000,000 shares of preferred stock, par value $0.0001 per share. Our Board of Directors has the authority, without further approval of the stockholders, to issue and determine the rights and preferences of other series of preferred stock. Our Board of Directors could issue one or more series of preferred stock with voting, conversion, dividend, liquidation or other rights that would adversely affect the voting power and ownership interest of holders of common stock. This authority may have the effect of deterring hostile takeovers, delaying or preventing a change in control and discouraging bids for our common stock at a premium over the market price.

Rights of Appraisal

Under the DGCL, our stockholders may demand appraisal of and obtain payment of the fair value of their shares in certain circumstances. This remedy may be an exclusive remedy, except where the corporate action involves fraud or illegality. The DGCL provides appraisal rights only in certain mergers or consolidations and not (unless the certificate of incorporation of a corporation so provides, which our Amended and Restated Certificate of Incorporation does not) for a sale or transfer of all or substantially all of a corporation’s assets or an amendment to its certificate of incorporation. Moreover, the DGCL does not provide appraisal rights in connection with a merger or consolidation (unless the certificate of incorporation so provides, which our Amended and Restated Certificate of Incorporation does not) to the holders of shares of a constituent corporation listed on a national securities exchange or held of record by more than 2,000 stockholders, unless the applicable agreement of merger or consolidation requires the holders of such shares to receive, in exchange for such shares, any property other than shares of stock of the resulting or surviving corporation, shares of stock of any other corporation listed on a national securities exchange or held of record by more than 2,000 holders, cash in lieu of any fractional shares or any combination of the foregoing. In addition, the DGCL denies appraisal rights if the stockholders of the surviving corporation in a merger did not have to vote to approve the merger.

Voting on Certain Fundamental Issues

Delaware law permits a corporation to include supermajority provisions in its certificate of incorporation and bylaws with respect to the approval of various issues. However, other than the effect of Section 203 of the DGCL and voting on an amendment to certain sections of our Amended and Restated Certificate of Incorporation, no supermajority voting requirement provisions related to matters upon which our stockholders may vote are included in our Amended and Restated Certificate of Incorporation or Bylaws.

Amendment of our Amended and Restated Certificate of Incorporation

Under Delaware law, unless a higher vote is required in the certificate of incorporation of a corporation, an amendment to such certificate of incorporation generally may be approved by a majority of the outstanding shares entitled to vote on the proposed amendment. Notwithstanding any provision of a corporation’s certificate of incorporation to the contrary, under Delaware law, holders of a class of a corporation’s stock are entitled to vote as a class on the approval of any amendment to the corporation’s certificate of incorporation which would:

•	increase or decrease the aggregate number of authorized shares of such class (subject to certain exceptions);

•	increase or decrease the par value of the shares of such class; or

•	alter or change the powers, preferences or rights of such class so as to affect them adversely.

Under our Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the combined voting power of all of the then-outstanding shares of our stock eligible to be cast in the election of directors is required in order to amend, alter, change or repeal the sections of our Amended and Restated Certificate of Incorporation related to the limitation of liability of directors, the indemnification of directors and officers, the prohibition of stockholder action by written consent, the calling of special meetings of the stockholders, the election to be covered by DGCL Section 203 and the procedures required to amend our Amended and Restated Certificate of Incorporation.

Amendment of Bylaws

Under our Amended and Restated Certificate of Incorporation, our Board of Directors is expressly authorized to amend, alter, change or repeal our Amended and Restated Bylaws. The stockholders also have the ability to amend, alter, change or repeal our Amended and Restated Bylaws by the affirmative vote of a majority of the outstanding shares, except that a two-thirds vote is required for the stockholders to amend the sections related to bringing matters before an annual stockholder meeting, composition of the board, nominating and electing directors and filling vacancies on our Board of Directors, and the procedures required to amend our Amended and Restated Bylaws.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services, LLC.

SELLING STOCKHOLDERS

This prospectus relates to the resale of up to 20,559,351 shares of our common stock held by the selling stockholders listed below. The shares offered under this prospectus were issued in connection with the closing of our acquisition of Q-Comm Corporation (“Q-Comm”), pursuant to the Agreement and Plan of Merger dated as of August 17, 2010, by and among us, Derby Merger Sub, Inc., our wholly-owned subsidiary, Q-Comm, and the Stockholders’ Representative, which we refer to as the Merger Agreement.

Upon the completion of the acquisition on December 2, 2010, and pursuant to the Merger Agreement, Derby Merger Sub, Inc. merged with and into Q-Comm, through which Q-Comm became a wholly-owned subsidiary of our company. The selling stockholders named in the table below, who are accredited investors and former stockholders of Q-Comm, received the shares of our common stock offered hereby as part consideration for their holdings in Q-Comm, in a private transaction exempt from registration under the Securities Act.

The table below sets forth certain information regarding beneficial ownership of our common stock by the selling stockholders. “Beneficial ownership” is a term defined by the SEC in Rule 13d-3 under the Exchange Act and includes shares of common stock over which a selling stockholder has direct or indirect voting or investment control and any shares of common stock that the selling stockholder has a right to acquire beneficial ownership of within 60 days.

The number of shares of common stock in the column “Shares of Common Stock Beneficially Owned Prior to Offering” is based on beneficial ownership information provided to us by or on behalf of the selling stockholders in a selling stockholder questionnaire.

The number of shares in the column “Number of Shares of Common Stock Being Offered” represents all of the shares that each selling stockholder may offer under this prospectus. The selling stockholders may sell some, all or none of their shares in accordance with one or more of the methods of distribution described under “Plan of Distribution” below. In addition, the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which they provided the information regarding their shares in transactions exempt from the registration requirements of the Securities Act.

The number of shares in the column “Shares of Common Stock to be Beneficially Owned after the Offering” assumes that the selling stockholders will sell all of their shares offered pursuant to this prospectus and that any other shares of common stock beneficially owned by the selling stockholders will continue to be beneficially owned. We do not know when or in what amounts the selling stockholders will offer shares for sale, if at all. The selling stockholders may sell any or all of the shares included in and offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, we cannot estimate the number of shares that will be held by the selling stockholders after completion of the offering.

For purposes of this prospectus, the term “selling stockholders” includes each selling stockholder listed below, and any partners, donees, pledgees, transferees or other successors-in-interest from time to time selling shares received from a named selling stockholder as a gift, pledge, partnership distribution or other non-sale transfer.

Information regarding the selling stockholders may change from time to time. Any such changed information will be set forth in supplements to this prospectus if required.

Except as set forth in the table below, none of the selling stockholders has had a material relationship with us within the past three years.

	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned after the Offering
Name of Selling Stockholder	Number	Percentage		Number	Percentage
Albert E. Cinelli	9,886,019	2.04%	9,886,019	—	—
Albert E. Cinelli, Jr.	108,853	*	108,853	—	—
Cheryl A. Cinelli-Palmero	108,853	*	108,853	—	—
Francis J. Cinelli Family Trust	54,318	*	54,318	—	—
Francis J. Cinelli	217	*	217	—	—
Janet M. Cinelli	217,707	*	217,707	—	—
John Patrick Cinelli	2,450,026	*	2,450,026	—	—
Patrick Cinelli MD Revocable Trust	54,318	*	54,318	—	—
Duke Communications Holdings, Inc.	6,239,226	1.29%	6,239,226	—	—
The Trustees of Columbia University in the City of New York	121,057	*	120,803	254	—
John C Greenbank	498,810	*	498,810	—	—
Cole W. Hawks	217,272	*	217,272	—	—
Patrick L. Heck	162,954	*	162,954	—	—
Marc Eugene Rouleau	217,272	*	217,272	—	—
Lana Lorelei Stone	5,431	*	5,431	—	—
Lohn H. Weber	217,272	*	217,272	—	—

*	Indicates less than one percent (1%)

PLAN OF DISTRIBUTION

The shares of common stock listed in the table above are being registered to permit public secondary trading of these shares by the holders of such shares from time to time after the date of this prospectus. Registration of the shares of common stock covered by this prospectus does not mean, however, that those shares of common stock necessarily will be offered or sold. We will not receive any of the proceeds from the sale of the common stock by the selling stockholders. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders and any broker-dealers that act in connection with the sale of shares may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, if any selling stockholder qualifies as an underwriter, he, she or it may be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act or the notice of registration requirements of Rule 173 under the Securities Act, if such selling stockholder is not otherwise exempt.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settling of options, whether such options are listed on an options exchange or otherwise;

•	through ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	through block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	through an exchange distribution in accordance with the rules of the applicable exchange;

•	through privately negotiated transactions;

•	through sales pursuant to Rule 144;

•	through short sales;

•	through broker-dealers, who may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through a combination of any such methods of sale; and

•	through any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

As of the date of this prospectus, the selling stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker/dealers regarding the sale of the shares of common stock covered by this prospectus. At any time a particular offer of the shares of common stock covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will set forth the aggregate amount of shares of common stock covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such revised prospectus or prospectus supplement. Any such required prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of common stock covered by this prospectus.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the Merger Agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We may be indemnified by the selling stockholders against certain civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable under the Securities Act in the hands of persons other than our affiliates.

LEGAL MATTERS

Bryan Cave LLP, St. Louis, Missouri, has passed upon the validity of the shares of our common stock to be offered pursuant to this prospectus.

EXPERTS

The consolidated financial statements of Windstream Corporation as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and we file reports and other information with the SEC. This prospectus, which forms a part of the registration statement, does not have all the information contained in the registration statement. You may read, free of charge, and copy, at the prescribed rates, any reports and other information, including the registration statement, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Copies of such material also can be obtained by mail from the Public Reference Section of the SEC, at 100 F Street, N.E., Washington, D.C. 20549, at the prescribed rates. The SEC also maintains a website that contains reports, proxy and information statements and other information, including the registration statement. The website address is: http://www.sec.gov. Information about us, including our SEC filings, is also available at our Internet site at http://www.windstream.com. However, the information on, or accessible through, our Internet site is not a part of or incorporated by reference into this prospectus or any prospectus supplement.

This prospectus is part of a registration statement filed with the SEC. The SEC allows us to “incorporate by reference” selected documents filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC on February 24, 2010;

•

our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2010, as filed with the SEC on May 6, 2010, for the quarter ended June 30, 2010, as filed with the SEC on August 5, 2010, and for the quarter ended September 30, 2010, as filed with the SEC on November 4, 2010;

•	our Definitive Proxy Statement, as filed with the SEC on March 26, 2010 (as to those portions incorporated into our Form 10-K only);

•

our Current Reports on Forms 8-K, as filed with the SEC on February 19, 2010, June 1, 2010, July 12, 2010 (two reports), July 21, 2010, September 21, 2010, September 22, 2010 (two reports) and October 8, 2010; and

•

the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on December 8, 2009, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished under Items 2.02 or 7.01 of any Form 8-K, which is not deemed filed under the Exchange Act) subsequent to the date of this prospectus and prior to the termination of the offering made by this prospectus, except that any such report or portions thereof which are furnished and not filed shall not be incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference into those documents. Such written requests should be addressed to: Windstream Corporation, 4001 Rodney Parham Road, Little Rock, Arkansas 72212-2442, attention Brook Hicks. You may direct telephone requests to Ms. Hicks at (770) 232-5067.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses Of Issuance And Distribution

The following is an itemization of all fees and expenses incurred or expected to be incurred in connection with the sale and distribution of the common stock being registered. All such expenses will be paid by the registrant and all but the Securities and Exchange Commission (“SEC”) registration fee are estimates and remain subject to future contingencies.

SEC Registration Fee*	$19,078
Legal Fees and Expenses	$25,000
Accounting Fees and Expenses	$25,000
Exchange Agent and Registrar Fees and Expenses	$20,000
Printing and Engraving Fees	$400
Miscellaneous	$—

Total	$89,478

*	Paid upon the initial filing of this Registration Statement with the SEC on December 3, 2010.

Item 15.	Indemnification Of Directors And Officers

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of Windstream Corporation, a Delaware corporation (“Windstream” or the “Company”).

Section 102 of the Delaware General Corporation Law, or the DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding—other than an action by or in the right of the corporation—by reason of the fact that the person is or was a director, officer, agent, or employee of the corporation, or is or was serving at our request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acting in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well but only to the extent of defense expenses, including attorneys’ fees but excluding amounts paid in settlement, actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

As permitted by the DGCL, Article VIII of our Amended and Restated Certificate of Incorporation eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to our company or our stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (regarding unlawful dividends and stock purchases) or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize further elimination or limiting of directors’ personal liability, then our Amended and Restated Certificate of Incorporation provides that the personal liability of directors will be eliminated or limited to the fullest extent provided under the DGCL.

As permitted by the DGCL, Article VIII of our Amended and Restated Certificate of Incorporation provides that (a) we are required to indemnify our directors and officers to the fullest extent permitted by the DGCL, subject to certain very limited exceptions, (b) we may indemnify our other employees and agents as set forth in the DGCL, (c) we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to certain conditions and (d) the rights conferred by our Amended and Restated Certificate of Incorporation and Bylaws are not exclusive.

The DGCL authorizes a corporation to indemnify its directors and officers provided that the corporation shall not eliminate or limit the liability of a director as follows:

(a) for any action brought by or in the right of a corporation where the director or officer is adjudged to be liable to the corporation, except where a court determines the director or officer is entitled to indemnity;

(b) for acts or omissions not in good faith or which involve conduct that the director or officer believes is not in the best interests of the corporation;

(c) for knowing violations of the law;

(d) for any transaction from which the directors derived an improper personal benefit; and

(e) for payment of dividends or approval of stock repurchases or redemptions leading to liability under Section 174 of the DGCL.

The DGCL requires a corporation to indemnify a director or officer to the extent that the director or officer has been successful, on the merits or otherwise, in defense of any action, suit or proceeding for which indemnification is lawful.

We maintain a director and officer insurance policy which insures our directors and officers against damages, judgments, settlements and costs incurred by reason of certain wrongful acts committed by such persons in their capacities as directors and officers.

Item 16.	Exhibits

See the Exhibit Index which is incorporated herein by reference.

Item 17. Undertakings

The Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a) (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchase in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on a Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on December 3, 2010.

WINDSTREAM CORPORATION

By:	/S/ JEFFERY R. GARDNER
Jeffery R. Gardner
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2010.

Signature	Title

/S/ JEFFERY R. GARDNER Jeffery R. Gardner	President, Chief Executive Officer and Director (Principal Executive Officer)

/S/ ANTHONY W. THOMAS Anthony W. Thomas	Chief Financial Officer (Principal Financial Officer)

/S/ JOHN C. EICHLER John C. Eichler	Controller (Principal Accounting Officer)

* Dennis E. Foster	Chairman, Director

* Carol B. Armitage	Director

* Samuel E. Beall III	Director

* Francis X. Frantz	Director

* Jeffrey T. Hinson	Director

* Judy K. Jones	Director

* William A. Montgomery	Director

* Alan L. Wells	Director

*By:	/s/ JOHN FLETCHER
(John Fletcher) Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of Windstream Corporation (incorporated herein by reference to Annex E to Amendment No. 3 to the Company’s Registration Statement on Form S-4, filed with the Commission on May 23, 2006).

3.2	Amended and Restated Bylaws of Windstream Corporation (incorporated herein by reference to Exhibit 3.2 to the Corporation’s Current Report on Form 8-K dated February 19, 2010).

5.1	Opinion of Bryan Cave LLP regarding the legality of the shares of common stock offered by this Registration Statement.*

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of Bryan Cave LLP (included in Exhibit 5.1).*

24	Powers of Attorney of directors and certain officers of the Registrant.*

*	Filed herewith.